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                                                                    Exhibit 99.1

                                March 22, 2001


Mercury Air Group, Inc.
5456 McConnell Avenue
Los Angeles, CA 90066

Mercfuel, Inc.
5456 McConnell Avenue
Los Angeles, CA 90066

     Re:  Certain Federal Income Tax Consequences of the Distribution
          -----------------------------------------------------------

Ladies and Gentleman:

     We have acted as counsel to Mercury Air Group, Inc. ("MAG"), a Delaware corporation, in connection with: (i) MAG's contribution ("Contribution") of the assets and liabilities used in its fuel sales and service business ("Fuel Business") to Mercfuel, Inc. ("Mercfuel"); and (ii) MAG's proposed distribution ("Distribution") of the Mercfuel stock to MAG's shareholders pursuant to a Master Separation and Distribution Agreement (the "Agreement"). MAG and Mercfuel have requested our opinion as to the proper treatment of the Contribution and Distribution for United States federal income tax purposes./1/

     Unless the context requires otherwise, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Information Statement, which is contained in the Registration Statement on Form 10 filed by Mercfuel with the Securities and Exchange Commission, as amended (the "Registration Statement").

                       FACTS AND ASSUMPTIONS RELIED UPON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement and the reports incorporated by reference therein, and the Agreement. We have assumed, with your consent, that all documents submitted to us are authentic originals or faithful reproductions thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, that any such representation or statement "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

     We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers and outside advisors of MAG

____________________
/1/ All Code and section references are to the Internal Revenue Code of 1986, as amended.
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and Merfcuel, including representations made by MAG in a letter to us dated
March 22, 2001, by Mercfuel in a letter to us dated March 22, 2001, and by CFK Partners in a letter to us dated March 22, 2001 (collectively, the "Representation Letters"). With your consent, we have reviewed and relied upon the statements made and the conclusions reached in a letter from VMR Capital Markets, U.S. to MAG's Board of Directors, dated December 28, 2000 (the "VMR Letter"), regarding the corporate business purposes for the Distribution. We have assumed, with your consent, that the statements contained in the Representation Letters and the VMR Letter are true and correct in all respects on the date hereof and will continue to be true and correct at the time of the Distribution.

     Finally, with your consent, we have assumed that: (i) during the four-year period beginning two years before the Distribution, no person or persons have acquired or will acquire, directly or indirectly, stock representing a 50-percent or greater interest in MAG or Mercfuel within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) none of the corporate acquisitions that were made by MAG at any time prior to the Distribution were made as part of a plan or series of related transactions that includes the Distribution within the meaning of Section 355(e).

                                    OPINION

     Based upon and subject to the foregoing, we are of the opinion that, although the matter is not free from doubt, (i) the contribution by MAG of certain assets and liabilities to Mercfuel in exchange for common stock of Mercfuel, followed by the Distribution, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; and (ii) the Distribution should be treated as a transaction to which Section 355 of the Code applies. If the Distribution is treated in accordance with the preceding sentence, the following U.S. federal income tax consequences generally will apply:

     - A MAG stockholder will not recognize any income, gain or loss as a result of the receipt of Mercfuel common stock in the Distribution.

     - A MAG stockholder's holding period for shares of Mercfuel common stock received in the Distribution will include the period for which that stockholder's shares of MAG common stock were held.

     - The tax basis of MAG common stock held by a MAG stockholder immediately before the Distribution will be apportioned between such MAG common stock and the MercFuel Common stock received by such stockholder in the Distribution based upon the relative fair market value of such MAG common stock and MercFuel common stock on the date of the Distribution.

     - Neither MAG nor Mercfuel will recognize any gain or loss in connection with the Distribution, other than deferred intercompany gains and excess loss accounts, if any, that may be triggered as a result of the Distribution or transactions undertaken in connection with the Distribution.
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The opinions set forth above are not free from doubt because of the inherently factual nature of the analysis and requirements necessary to qualify the Distribution under section 355 of the Code.

     Notwithstanding any other statement in this letter, no opinion is expressed herein as to the tax consequences of the Distribution to special classes of MAG stockholders, e.g. tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, insurance companies, and dealers in securities, or stockholders who acquired MAG common stock by exercising employee stock options or otherwise as compensation or who do not hold their shares of MAG common stock as a "capital asset" within the meaning of Section 1221 of the Code. In addition, this discussion does not address any state, local or foreign tax considerations relative to the Distribution.

     The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such changes could adversely affect the opinion rendered herein and the tax consequences of the Distribution.

     In particular, the Service may challenge the tax-free status of the Distribution on the grounds that it lacks an adequate "business purpose," or that the device requirement of Section 355(a)(1)(B) of the Code (which requires that the Distribution not be used principally as a device for the distribution of the MAG's earnings and profits) is not satisfied. Accordingly, there can be no assurance that the Service will not successfully assert that the Distribution is a taxable event.

     If the Distribution is held to be taxable for United Stated federal income tax purposes, MAG and its shareholders could be subject to a material amount of tax. It is important to note that this could adversely effect MAG's financial condition: (i) MAG would recognize capital gain equal to the difference between the fair market value of the MercFuel common stock on the Distribution Date and MAG's tax basis in such stock; (ii) each stockholder receiving shares of MercFuel common stock in the Distribution may be treated as having received a distribution equal to the value of MercFuel common stock received which would be taxable as ordinary income to the extent of MAG's current and accumulated earnings and profits; (iii) the holding period for determining capital gain treatment of the MercFuel common stock received in the Distribution would commence on the date of the Distribution; and (iv) each stockholder would have a tax basis in the shares of MercFuel common stock received in the Distribution equal to the fair market value of such shares. Corporate stockholders may be eligible for a dividends-received deduction (subject to certain limitations) with respect to the portion of the Distribution constituting a dividend, and may be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in such holder's tax basis in his or her MAG stock to the extent of such deduction.
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     As noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, the assumptions that we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumptions we have made is, or later becomes, inaccurate.

     We hereby consent to the filing of a form of this opinion letter as an Exhibit to the Registration Statement and to the references to our firm in the Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the federal securities laws. Except as stated in this paragraph, this opinion letter may not be furnished to, quoted in whole or in part, or relied upon by any person other than MAG or Mercfuel for any purpose without our prior written consent.

     Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Distribution or any other transaction, including any transaction undertaken in connection with the Distribution.


                                  Respectfully Submitted
                                  BAKER & McKENZIE

                                   /s/ Frederick E. Henry
                                  --------------------------
                                  Frederick E. Henry